Exhibit 99.1

             Equinix Reports Second Quarter 2004 Results

    Business Editors

    FOSTER CITY, Calif.--(BUSINESS WIRE)--July 28, 2004--Equinix, Inc. (Nasdaq:EQIX)

    -- Increased revenues by 39% over same quarter 2003 and 7% over previous quarter

    -- Added 86 new customers including Ask Jeeves Japan, AT Kearney, Buena Vista, General Mills, SAP Asia, United Online and
        Washington Mutual with strong bookings from installed base including Amazon.com, America Online and Google

    --  Free cash flow positive for the fourth consecutive quarter

    --  Raised 2004 revenue guidance to $160 to $163 million

    Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today reported its quarterly results for the period ended June 30, 2004.
    Revenues were $39.4 million for the second quarter ended June 30, 2004 representing a 39% increase over the same quarter last year and a 7% increase over first quarter. Recurring revenues, consisting of colocation, interconnection and managed services, were $37.3 million, a 43% increase over the same quarter last year and an 8% increase over first quarter. Non-recurring revenues, consisting primarily of professional services and installation fees, were $2.1 million for the quarter ended June 30, 2004, as compared to $2.3 million in the previous quarter.
    Cost of revenues were $34.2 million for the second quarter, an 8% increase over the same quarter last year and a 1% increase over the previous quarter. Cost of revenues, excluding non-cash depreciation, amortization, accretion and stock-based compensation of $13.5 million, were $20.7 million for the second quarter, an 18% increase over same quarter last year and a 2% increase over the previous quarter. Cash gross margins, defined as gross profit less non-cash depreciation, amortization, accretion and stock-based compensation, divided by revenues, for the quarter were 48%, up from 39% the same quarter last year and 45% the previous quarter.
    Selling, general and administrative expenses were $12.4 million for the second quarter, a 5% decrease from the same quarter last year and a 4% decrease from the previous quarter. Selling, general and administrative expenses, excluding non-cash depreciation, amortization and stock-based compensation of $1.2 million, were $11.2 million for the second quarter, a 5% increase from same quarter last year and 3% increase from the previous quarter.
    Net loss for the second quarter was $9.2 million, or a basic and diluted net loss per share of $0.51. The Company's cash net income, defined as net income (loss) less non-cash depreciation, amortization, accretion, stock-based compensation expense and non-cash interest expense, for the quarter was $7.2 million compared to $1.7 million in the previous quarter.
    EBITDA, defined as loss from operations less non-cash depreciation, amortization, accretion and stock-based compensation expense, for the second quarter was $7.5 million, a $7.2 million increase from the same quarter last year and a $1.9 million increase over the previous quarter. This reflects a 72% flow-though rate on incremental revenues in the quarter.
    Capital expenditures in the quarter were $4.3 million, of which $3.3 million was attributed to ongoing capital expenditures and the remaining $1.0 million related to expansion capital expenditures.
    The company generated cash from operating activities of $8.9 million, a 37% or $2.4 million increase over the previous quarter. The company increased its cash used in investing activities to $5.6 million, a 10% or a $0.5 million increase over the previous quarter. As a result, the company generated $3.3 million in free cash flow, a $1.9 million increase over the previous quarter. Free cash flow is defined as net cash generated from operating activities less net cash used in investing activities (excluding the purchase, sale and maturities of short-term investments).
    As of June 30, 2004, the company's cash, cash equivalents and short-term investments were $92.4 million, an increase of $3.8 million over the prior quarter.
    Equinix added 86 new customers in the second quarter including Ask Jeeves Japan, AT Kearney, Born Capital Markets, Buena Vista, General Mills, MCI Worldcom Asia Pacific, Patagonia, SAP Asia, Swisscom, United Online, Washington Mutual and Watson Wyatt. The company received additional orders in the quarter from more than 50% of its existing U.S. customers including Amazon.com, America Online, Goldman Sachs, Google, IBM and Yahoo! The company ended the quarter with approximately 830 customers and a weighted average utilization rate of 41% in its existing IBX centers, including its expansion property in Ashburn, Virginia. The number of cabinets billing at the end of the quarter was approximately 10,100 out of a total of 24,500, up from approximately 9,400 the previous quarter.
    "We couldn't be more pleased with where we are at the midpoint of 2004. We've continued to see strong growth from our existing customers while adding 86 new customers," said Peter Van Camp, CEO of Equinix. "With a great first half behind us and solid visibility from our recurring revenue model, we are raising our revenue targets for 2004."

    Other Company Developments

    -- U.S. interconnection service revenues increased by 6% over first quarter and remained steady at 22% of U.S. recurring revenues for the quarter. Interconnection services represent 20% of total recurring revenues. Customer cross-connects grew to 7,930, a 48% increase over the same quarter last year and a 9% increase over the prior quarter. Ports on the Equinix GigE Exchange were reported at 293, a 37% increase over the same quarter last year and a 6% increase over the first quarter.

    -- Of new customer booked revenue in the quarter, over 65% was derived from new customers outsourcing applications for the first time.

    Business Outlook

    For 2004, revenues are expected to be in the range of $160.0 to $163.0 million increasing our midpoint guidance by $2.5 million from the previous guidance of $156.0 to $162.0 million. Total year cash gross margins are expected to be in the range of 47% to 49%. Cash selling, general and administrative expenses are expected to be in the range of $43.5 to $44.5 million. EBITDA for the year is expected to be between $32.0 and $35.0 million. Capital expenditures for 2004 are expected to be approximately $22.0 to $23.0 million, of which approximately $10.0 million of expansion capital expenditures will be used to fund our expansion projects in the Santa Clara and Washington, D.C. markets. This also includes $2.0 million of directly billable capital expenditures that will be used to expand an existing U.S. government project. The remaining capital expenditures will fall between the third quarter and fourth quarter depending on the timing of expansion projects. Free cash flow is expected to be in excess of $10.0 million.
    For the third quarter 2004, the company expects revenue to be in the range of $41.5 to $42.5 million. Cash gross margins are expected to be in the range of 49% to 50%. Cash selling, general and administrative expenses are expected to be approximately $11.0 million. EBITDA for the quarter is expected to be between $9.0 and $10.0 million.
    The company will discuss its results and guidance on its quarterly conference call on Wednesday, July 28, 2004, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To hear the conference call, please dial 1-484-630-5144 (domestic and international) and reference the passcode
(EQIX). A simultaneous live Webcast of the call will be available over the Internet at www.equinix.com, under the Investor Relations heading. Also available under the Investor Relations heading will be historical revenue metrics. A replay of the call will be available beginning on Wednesday, July 28, 2004 at 7:30 p.m. (ET) by dialing 1-203-369-0810.

    About Equinix

    Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company's 14 Internet Business Exchange(TM) (IBX(R)) centers in five countries, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.
    Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of operating IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in the recently-acquired Santa Clara and Washington, D.C. centers; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

    Non-GAAP Financial Measures

    Equinix continues to provide all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures, such as EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), cash interest expense, cash net income (loss) and free cash flow to evaluate its operations. In presenting these non-GAAP financial measures, Equinix excludes certain non-cash items that it believes are not good indicators of the company's current or future operating performance. These non-cash items are depreciation, amortization, accretion, stock-based compensation, non-cash interest, and, with respect to 2004 results, the non-cash portion of loss on debt extinguishment and conversion (there were no such losses in 2003). Recent legislative and regulatory changes encourage use of and emphasis on GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. Equinix excludes these non-cash items in order for Equinix's lenders, investors, and industry analysts who review and report on the company, to better evaluate the company's core operating performance and cash spending levels relative to its industry sector and competitor base.
    Equinix excludes depreciation expense as these non-cash charges primarily relate to the initial construction costs of our IBX Centers and do not reflect our current or future cash spending levels to support our business. Our IBX Centers are long-lived assets, and have an economic life greater than ten years. The construction costs of our IBX Centers do not recur and future capital expenditures remain minor relative to our initial investment. This is a trend we expect to continue. In addition, depreciation is also based on the estimated useful lives of our IBX Centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX Centers, and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.
    In addition, in presenting the non-GAAP financial measures, Equinix excludes amortization expense related to certain intangible assets, as it represents a non-cash cost that may not recur and is not a good indicator of the company's current or future operating performance. Equinix excludes non-cash stock-based compensation expense as it represents expense attributed to stock options that have no current or future cash obligations. As such, we, and our investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of our operations. Equinix excludes interest expense associated with the amortization of debt issuance costs and discounts, as well as the interest expense associated with its convertible secured notes as such interest expenses do not require any cash in the periods presented nor will they in future periods. Lastly, with respect to its 2004 results, Equinix excludes the non-cash portion of the loss on debt extinguishment and conversion, which represents the write-off of the unamortized debt issuance costs and discounts associated with the debt facilities extinguished or converted as no cash was expended in the periods presented for such write-offs nor will there be in the future. Management believes such write-offs of debt issuance costs and discounts were unique costs that are not expected to recur, and consequently, does not consider these charges as a normal component of expenses related to current and ongoing operations.
    Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, we have presented such non-GAAP financial measures to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what management believes to be our ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provide consistency and comparability with past reports and provide a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.
    Investors should note, however, that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. In addition, whenever Equinix uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.
    Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how it was calculated for the three months ended June 30, 2004 and 2003, presented within this press release.




                             EQUINIX, INC.
  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP PRESENTATION
                (in thousands, except per share detail)


                              Three Months Ended    Six Months Ended
                               June 30,   June 30,  June 30,  June 30,
                                 2004      2003      2004      2003
                                -------  --------  --------  --------
                                             (unaudited)

Recurring revenues             $37,271  $ 25,999  $ 71,754  $ 50,102
Non-recurring revenues           2,152     2,435     4,489     3,767
                                -------  --------  --------  --------
   Revenues                     39,423    28,434    76,243    53,869

Cost of revenues                34,150    31,634    67,935    62,253
                                -------  --------  --------  --------
      Gross profit (loss)        5,273    (3,200)    8,308    (8,384)
                                -------  --------  --------  --------

Operating expenses:
   Sales and marketing           4,423     4,684     9,065     9,387
   General and
    administrative               8,008     8,358    16,250    19,282
                                -------  --------  --------  --------
      Total operating
       expenses                 12,431    13,042    25,315    28,669
                                -------  --------  --------  --------

Loss from operations            (7,158)  (16,242)  (17,007)  (37,053)
                                -------  --------  --------  --------

Interest and other income
 (expense):
   Interest income                 242        66       484       136
   Interest expense and other   (2,283)   (5,027)   (6,413)   (9,839)
   Loss on debt extinguishment
    and conversion                   -         -   (16,211)        -
                                -------  --------  --------  --------
      Total interest and
       other, net               (2,041)   (4,961)  (22,140)   (9,703)
                                -------  --------  --------  --------

Net loss before income taxes    (9,199)  (21,203)  (39,147)  (46,756)

   Income taxes                     (6)        -      (200)        -

                            ----------- --------- --------- ---------
Net loss                       $(9,205) $(21,203) $(39,347) $(46,756)
                                =======  ========  ========  ========


Basic and diluted net loss
 per share                     $ (0.51) $  (2.44) $  (2.33) $  (5.43)
                                =======  ========  ========  ========

Shares used in computing
 basic and diluted
 net loss per share             18,191     8,706    16,862     8,609
                                =======  ========  ========  ========


Pro forma basic and diluted
 net loss per share (1)        $ (0.51) $  (2.44) $  (1.37) $  (5.43)
                                =======  ========  ========  ========

Shares used in computing pro
 forma basic and diluted
 net loss per share             18,191     8,706    16,862     8,609
                                =======  ========  ========  ========

----------------------------

(1) Pro forma basic and diluted net loss per share excludes the $16,211,000 loss on debt extinguishment and conversion during the six months ended June 30, 2004.


                             EQUINIX, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS -
                         NON-GAAP PRESENTATION
                            (in thousands)


                              Three Months Ended    Six Months Ended
                               June 30,   June 30,  June 30,  June 30,
                                 2004      2003      2004      2003
                               --------  --------  --------  --------
                                            (unaudited)

Recurring revenues            $ 37,271  $ 25,999  $ 71,754  $ 50,102
Non-recurring revenues           2,152     2,435     4,489     3,767
                               --------  --------  --------  --------
    Revenues (1)                39,423    28,434    76,243    53,869

Cash cost of revenues (2)       20,631    17,455    40,851    34,485
                               --------  --------  --------  --------
      Cash gross profit (3)     18,792    10,979    35,392    19,384
                               --------  --------  --------  --------

Cash operating expenses (4):
    Cash sales and marketing
    expenses (5)                 3,933     4,096     8,071     8,161
    Cash general and
    administrative expenses (6)  7,331     6,594    14,136    14,008
                               --------  --------  --------  --------
      Total cash operating
       expenses                 11,264    10,690    22,207    22,169
                               --------  --------  --------  --------

EBITDA (7)(8)                    7,528       289    13,185    (2,785)
                               --------  --------  --------  --------

Cash interest and other
 income (expense) (9):
    Interest income                242        66       484       136
    Cash interest expense
     and other (10)               (547)   (2,776)   (2,062)   (5,502)
    Cash loss on debt
     extinguishment and
     conversion (11)                 -         -    (2,505)        -
    Income taxes                    (6)        -      (200)        -
                               --------  --------  --------  --------
      Total cash interest
       and other, net             (311)   (2,710)   (4,283)   (5,366)
                               --------  --------  --------  --------

Cash net income (loss) (12)   $  7,217  $ (2,421) $  8,902  $ (8,151)
                               ========  ========  ========  ========

Cash gross margins (13)             48%       39%       46%       36%
                               ========  ========  ========  ========

----------------------------

(1) The geographic split of our revenues is presented below:

    U.S. revenues             $ 34,093  $ 24,481  $ 66,114  $ 45,761
    Asia-Pacific revenues        5,330     3,953    10,129     8,108
                               --------  --------  --------  --------
       Revenues               $ 39,423  $ 28,434  $ 76,243  $ 53,869
                               ========  ========  ========  ========

(2) We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

    Cost of revenues          $ 34,150  $ 31,634  $ 67,935  $ 62,253
    Depreciation,
     amortization and
     accretion expense         (13,517)  (14,154)  (27,062)  (27,703)
    Stock-based compensation
     expense                        (2)      (25)      (22)      (65)
                               --------  --------  --------  --------
       Cash cost of revenues  $ 20,631  $ 17,455  $ 40,851  $ 34,485
                               ========  ========  ========  ========

(3) We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4) We define cash operating expenses as operating expenses less depreciation, amortization and stock-based compensation. We also refer to cash operating expenses as cash selling, general and administrative expenses or "cash SG&A".

(5) We define cash sales and marketing expenses as sales and marketing expenses less depreciation, amortization and stock-based compensation as presented below:

    Sales and marketing
     expenses                 $  4,423  $  4,684  $  9,065  $  9,387
    Depreciation and
     amortization expense         (475)     (519)     (949)   (1,044)
    Stock-based compensation
     expense                       (15)      (69)      (45)     (182)
                               --------  --------  --------  --------
        Cash sales and
         marketing expenses   $  3,933  $  4,096  $  8,071  $  8,161
                               ========  ========  ========  ========

(6) We define cash general and administrative expenses as general and administrative expenses less depreciation, amortization and stock-based compensation as presented below:

    General and
     administrative expenses  $  8,008  $  8,358  $ 16,250  $ 19,282
    Depreciation and
     amortization expense         (511)   (1,148)   (1,321)   (3,853)
    Stock-based compensation
     expense                      (166)     (616)     (793)   (1,421)
                               --------  --------  --------  --------
        Cash general and
         administrative
         expenses             $  7,331  $  6,594  $ 14,136  $ 14,008
                               ========  ========  ========  ========

(7) We define EBITDA as loss from operations less depreciation, amortization, accretion and stock-based compensation expense as presented below:

    Loss from operations      $ (7,158) $(16,242) $(17,007) $(37,053)
    Depreciation,
     amortization and
     accretion expense          14,503    15,821    29,332    32,600
    Stock-based compensation
     expense                       183       710       860     1,668
                               --------  --------  --------  --------
        EBITDA                $  7,528  $    289  $ 13,185  $ (2,785)
                               ========  ========  ========  ========

(8) The geographic split of our EBITDA is presented below:

    U.S. loss from
     operations               $ (4,800) $(11,623) $(12,202) $(28,227)
    U.S. depreciation,
     amortization and
     accretion expense          12,975    13,982    26,435    28,854
    U.S. stock-based
     compensation expense          183       710       860     1,668
                               --------  --------  --------  --------
        U.S. EBITDA              8,358     3,069    15,093     2,295
                               --------  --------  --------  --------

    Asia-Pacific loss from
     operations                 (2,358)   (4,619)   (4,805)   (8,826)
    Asia-Pacific depreciation,
     amortization and
     accretion expense           1,528     1,839     2,897     3,746
    Asia-Pacific stock-based
     compensation expense            -         -         -         -
                               --------  --------  --------  --------
        Asia-Pacific EBITDA       (830)   (2,780)   (1,908)   (5,080)
                               --------  --------  --------  --------

            EBITDA            $  7,528  $    289  $ 13,185  $ (2,785)
                               ========  ========  ========  ========

(9) We define cash interest and other income (expense) as interest expense plus income taxes less interest income, non-cash interest expense and non-cash loss on debt extinguishment and conversion. Non-cash interest expense is comprised of amortization of debt discounts and debt issuance costs and non-cash interest on our convertible secured notes. Non-cash loss on debt extinguishment and conversion is comprised of the non-cash write-off of debt issuance costs and discounts.

(10) Cash interest expense and other is defined as interest expense less amortization of debt discounts and debt issuance costs and non-cash interest on our convertible secured notes as presented below:

    Interest expense and
     other                    $ (2,283) $ (5,027) $ (6,413) $ (9,839)
    Amortization of debt
     discounts and debt
     issuance costs                505     1,163     1,814     2,199
    Non-cash interest on
     convertible secured
     notes                       1,231     1,088     2,537     2,138
                               --------  --------  --------  --------
        Non-cash interest
         expense                 1,736     2,251     4,351     4,337

                            ---------- --------- --------- ---------
        Cash interest
         expense and other    $   (547) $ (2,776) $ (2,062) $ (5,502)
                               ========  ========  ========  ========

(11) Loss on debt
      extinguishment
      and conversion          $      -  $      -  $(16,211) $      -

     Non-cash write-off of
      debt issuance costs and
      discounts                      -         -    13,706         -
                               --------  --------  --------  --------
        Non-cash loss on
         debt extinguishment
         and conversion              -         -    13,706         -

                            ---------- --------- --------- ---------
        Cash loss on debt
         extinguishment and
         conversion           $      -  $      -  $ (2,505) $      -
                               ========  ========  ========  ========

(12) We define cash net income (loss) as net income (loss) less depreciation, amortization, accretion, stock-based compensation expense, non-cash interest expense and non-cash loss on debt extinguishment and conversion as presented below:

     Net income (loss)        $ (9,205) $(21,203) $(39,347) $(46,756)
     Depreciation,
      amortization and
      accretion expense         14,503    15,821    29,332    32,600
     Stock-based compensation
      expense                      183       710       860     1,668
     Non-cash interest
      expense (defined above)    1,736     2,251     4,351     4,337
     Non-cash loss on debt
      extinguishment and
      conversion
      (defined above)                -         -    13,706         -
                               --------  --------  --------  --------
        Cash net income
         (loss)               $  7,217  $ (2,421) $  8,902  $ (8,151)
                               ========  ========  ========  ========

(13) We define cash gross margins as cash gross profit divided by revenues.


                             EQUINIX, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                 Assets
                                                June 30,  December 31,
                                                  2004        2003
                                                ---------   ---------
                                                    (unaudited)

Cash, cash equivalents and short-term
 investments                                   $  92,399   $  72,971
Accounts receivable, net                          12,595      10,178
Property and equipment, net                      324,548     343,554
Goodwill and other intangible assets, net         22,303      23,509
Debt issuance costs, net                           3,368       5,954
Other assets                                       9,471       8,366
                                                ---------   ---------
      Total assets                             $ 464,684   $ 464,532
                                                =========   =========

     Liabilities and Stockholders' Equity

Accounts payable and accrued expenses          $  16,973   $  16,426
Accrued property and equipment                       922       2,454
Accrued interest payable                           1,672       1,114
Debt facilities and capital lease obligations          -       3,412
Credit facility                                        -      34,281
Senior notes                                           -      29,220
Convertible secured notes                         32,818      31,683
Convertible subordinated debentures               86,250           -
Deferred rent                                     23,394      20,283
Other liabilities                                  6,372       5,582
                                                ---------   ---------
      Total liabilities                          168,401     144,455
                                                ---------   ---------

Preferred stock                                        2           2
Common stock                                          18          15
Additional paid-in capital                       771,046     755,698
Deferred stock-based compensation                   (477)     (1,032)
Accumulated other comprehensive income               845       1,198
Accumulated deficit                             (475,151)   (435,804)
                                                ---------   ---------
      Total stockholders' equity                 296,283     320,077
                                                ---------   ---------

      Total liabilities and
       stockholders' equity                    $ 464,684   $ 464,532
                                                =========   =========


                             EQUINIX, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
                            (in thousands)


                                                  Six Months Ended
                                                 June 30,    June 30,
                                                   2004        2003
                                                 --------    --------
                                                     (unaudited)

Cash flows from operating activities:
   Net loss                                     $(39,347)   $(46,756)
   Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation, amortization and accretion    29,332      32,600
      Amortization of stock-based compensation       860       1,668
      Non-cash interest expense                    4,351       4,337
      Loss on debt extinguishment and
       conversion                                 16,211           -
      Other reconciling items                      2,919       1,859
      Changes in operating assets and
       liabilities:
           Accounts receivable                    (2,368)       (883)
           Accounts payable and accrued
            expenses                               1,013      (3,090)
           Accrued restructuring charges            (466)     (9,657)
           Accrued merger and financing costs          -      (4,356)
           Accrued interest payable                  503      (1,981)
           Other assets and liabilities            2,365       4,013
                                                 --------    --------
               Net cash provided by (used in)
                operating activities              15,373     (22,246)
                                                 --------    --------
Cash flows from investing activities:
   Purchases of property and equipment            (9,162)     (1,460)
   Accrued property and equipment                 (1,532)          -
   Other investing activities                          -       2,220
                                                 --------    --------
               Net cash provided by (used in)
                investing activities             (10,694)        760
                                                 --------    --------
Cash flows from financing activities:
   Proceeds from warrants, stock options and
    employee stock purchase plan                   2,590         382
   Proceeds from convertible secured notes             -      10,000
   Proceeds from convertible subordinated
    debentures                                    86,250           -
   Repayment of debt facilities and capital
    lease obligations                             (3,527)     (4,395)
   Repayment of credit facility                  (34,281)       (990)
   Repayment of senior notes                     (30,475)          -
   Other financing activities                     (5,727)       (458)
                                                 --------    --------
               Net cash provided by financing
                activities                        14,830       4,539
                                                 --------    --------
Effect of foreign currency exchange rates on
 cash and cash equivalents                           (81)        (12)
                                                 --------    --------
Net increase (decrease) in cash, cash
 equivalents and short-term investments           19,428     (16,959)
Cash, cash equivalents and short-term
 investments at beginning of period               72,971      41,216
                                                 --------    --------
Cash, cash equivalents and short-term
 investments at end of period                   $ 92,399    $ 24,257
                                                 ========    ========


Free cash flow (2)                              $  4,679    $(21,486)
                                                 ========    ========

---------------------------------------------

(1) The cash flow statements presented herein combines our short-term investments with our cash and cash equivalents in an effort to present our total unrestricted cash and equivalent balances. In our quarterly filings with the SEC on Forms 10-Q and 10-K, the purchase, sale and maturities of our short-term investments will be presented as activities within the investing activities portion of the cash flow statements.

(2) We define free cash flow as net cash provided by (used in) operating activities plus net cash provided by (used in) investing activities (excluding the purchase, sale and maturities of short-term investments) as presented below:

   Net cash provided by (used in) operating
    activities as presented above               $ 15,373    $(22,246)
   Net cash provided by (used in) investing
    activities as presented above                (10,694)        760
                                                 --------    --------
      Free cash flow positive (negative)        $  4,679    $(21,486)
                                                 ========    ========





    CONTACT: Equinix, Inc.
             Jason Starr, 650-513-7402 (Investor Relations) jstarr@equinix.com or
             K/F Communications, Inc.
             Julie Karbo, 415-255-6505 (Media)
             julie@kfcomm.com